Exhibit B-12

AMENDMENT NO. 2

dated as of [ ], 2004

to

TAX INDEMNITY AGREEMENT

dated as of December 1, 1988

between

[RCMC I, INC.][TEXTRON FINANCIAL CORPORATION]

as Beneficiary under a Trust Agreement,
dated as of December 1, 1988
with
WACHOVIA BANK, NATIONAL ASSOCIATION
(successor to MERIDIAN TRUST COMPANY),
AS OWNER TRUSTEE,

Lessor,

and

SYSTEM ENERGY RESOURCES, INC.

Lessee

AMENDMENT No. 2, dated as of [ ], 2004, to the Tax Indemnity Agreement dated as of December 1, 1988, between [RCMC I, Inc.] [Textron Financial Corporation] (the Owner Participant), with Wachovia Bank, National Association (successor to Meridian Trust Company), as owner Trustee under a Trust Agreement, dated as of December 1, 1988 (the Lessor) and System Energy Resources, Inc. (the Lessee). Capitalized terms not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participant Agreement, as amended through and including the date hereof and the Refunding Agreement No. [2-A][2-B] (the Refunding Agreement).

W I T N E S S E T H:

A. The Owner Trustee, as Lessor, and the Lessee are parties to the Facility Lease, whereby the Lessor, as lessor, has leased the Undivided Interest to the Lessee, as lessee.

B. The Basic Rent payable by the Lessee under Section 3(e) of the Facility Lease, as adjusted pursuant to Lease Supplement No. 3, dated as of the date hereof, has been determined in part on the assumption that the Owner Participant will be entitled to certain Federal income tax benefits;

C. In connection with the issuance of the Refunding Notes and the Bonds, as contemplated by the Refunding Agreement, dated as of the date hereof, the parties hereto desire to amend the circumstances under which the Lessee shall be required to indemnify the Owner Participant for the loss of tax benefits;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the documents referred to above, the parties hereby agree as follows:

    Amendments
      The Tax Indemnity Agreement is hereby amended by inserting "and/or the Refunding Documents" after the term "Transaction Documents" throughout the Agreement.
      Section 1.1(h) of the Tax Indemnity Agreement is amended by the deletion of "and (vi)" and the substitution, in lieu thereof, of ", (vi) payment of Supplemental Rent in the amount of $[ ], as contemplated by Section 3 of the Refunding Agreement in the year that such payment is made, and (vii)".
      Section 1.1 (i) of the Tax Indemnity Agreement is amended to read as follows:

      "(i) The Owner Participant's marginal federal rate of tax is [ ]% for the taxable year that includes the Closing Date and for each taxable year which ends thereafter but on or before [ ]; and is [ ]% for the taxable year that ends on [ ] and for each taxable year thereafter.

      Section 1.1 of the Tax Indemnity Agreement is amended by the addition of the following new paragraphs (o) and (p):

      "(o) The Owner Participant will be allowed a current deduction in the taxable year of the Owner Participant that includes the Refunding Date in an amount equal to the excess of the amount paid in redemption of the Bonds on that Date over the unpaid principal and accrued interest on such Bonds as of the Refunding Date (the Premium Deduction).

      (p) The Owner Participant will be entitle to deduct the fees, costs and expenses referred to in Section 6 of the Refunding Agreement, other than those referred to in the second sentence of subparagraph (iii) thereof (the Refunding Transaction Expenses) on a straight-line basis over the period that commences on the Refunding Date and concludes on the last day of the Basic Lease Term (the Refunding Amortization Deductions)."

      The final paragraph of Section 1.1 of the Tax Indemnity Agreement is amended by the deletion of "(n)" and the substitution, in lieu thereof, of "(p)".
      Section 3.1(a)(2)(A) of the Tax Indemnity Agreement is amended by the deletion of "or the Interest Deductions" and the substitution, in lieu thereof, of "the Interest Deductions, the Premium Deduction, or the Refunding Amortization Deductions".
      Section 1.2(d) of the Tax Indemnity Agreement is amended by inserting "the Premium Deduction, the Refunding Amortization Deductions," immediately after the phrase "the Amortization Deductions".
      Sections 6 (a) (i) and 6(b) of the Tax Indemnity Agreement are amended by replacing the phrase "or the Interest Deductions" with the phrase "the Interest Deductions, the Premium Deduction, or the Refunding Amortization Deductions".
    Miscellaneous.
      Execution. This Amendment No. 2 may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument. Although this Amendment No. 2 is dated as of the date first above written for convenience, the actual dates of the execution hereof by the parties hereto are respectively the dates set forth under the signatures hereto, and this Amendment No. 2 shall be effective on the latest of such dates.
      Governing Law. This Amendment No. 2 has been negotiated and delivered in the State of New York and shall be governed by, and be construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, intending to be legally bound, each of the parties hereto has caused this Amendment No. 2 to Tax Indemnity Agreement to be duly executed by an officer thereunto duly authorized.

[RCMC I, INC.]

[TEXTRON FINANCIAL CORPORATION]

By

Name:
Title:
Date:

SYSTEM ENERGY RESOURCES, INC.

By

Name:
Title:
Date: